Ex. 99.1

Silvergate Capital Corporation Announces First Quarter 2020 Results
La Jolla, CA, April 29, 2020 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three months ended March 31, 2020.
First Quarter 2020 Financial Highlights

•
Net income for the quarter was $4.4 million, or $0.23 per diluted share, compared to net income of $3.6 million, or $0.19 per diluted share, for the fourth quarter of 2019, and net income of $9.4 million, or $0.52 per diluted share, for the first quarter of 2019

•	Digital currency customers grew to 850 at March 31, 2020 compared to 804 at December 31, 2019, and 617 at March 31, 2019

•
The Silvergate Exchange Network (“SEN”) handled 31,405 transactions in the first quarter, compared to 14,400 transactions in the fourth quarter of 2019, and 7,097 transactions in the first quarter of 2019

•	The SEN handled $17.4 billion of U.S. dollar transfers in the first quarter, compared to $9.6 billion in the fourth quarter of 2019, and $4.1 billion in the first quarter of 2019

•	Digital currency customer related fee income for the quarter was $1.7 million, compared to $1.4 million for the fourth quarter of 2019, and $0.9 million for the first quarter of 2019

•	Book value per share was $13.11 at March 31, 2020, compared to $12.38 at December 31, 2019, and $11.29 at March 31, 2019

•	Total risk-based capital ratio was 26.05% at March 31, 2020, compared to 26.90% at December 31, 2019 and 30.10% at March 31, 2019

•	Weighted average loan-to-values at March 31, 2020 were 53.1% for commercial and multi-family real estate loans and 54.1% for single-family residential real estate loans

Alan Lane, president and chief executive officer of Silvergate, commented, “As we work together as a nation to fight the spread of COVID-19, our first priority has been to ensure the safety and health of our employees and customers. Our strong risk management culture has encompassed not only a robust pandemic continuity plan but also a dynamic hedging program to protect our Company against an economic downturn and declining interest rates. This enabled our team to quickly transition our employees to a work at home environment while seamlessly maintaining our operations and mitigating the recent precipitous decline in interest rates.”
Mr. Lane continued, “We have also positioned Silvergate to succeed in a digital world as we have quickly become the leading provider of digital currency infrastructure through the development and growth of our global payments platform, known worldwide as the Silvergate Exchange Network or ‘SEN’. Our first quarter results demonstrate our continued success expanding the SEN network as we grew our net customer count to 850 from 804, at year end, while maintaining a pipeline of more than 200 potential customers. Additionally, we experienced transaction growth in excess of 100% as a result of the increased volume of bitcoin trades combined with the strong network effect of the SEN. We will continue to expand our product offerings to further enhance the value of the SEN and are very encouraged with our SEN Leverage pilot program which we rolled out in the first quarter.”
COVID-19 Updates
Employees
Silvergate has prioritized ensuring the safety of the Company’s employees. Silvergate maintains a robust business continuity plan with periodic tests to ensure the plan’s effectiveness. Our most recent test of the pandemic portion of our business continuity plan was staged in September of 2019. That test positioned Silvergate to quickly adapt to the spreading pandemic in early March 2020, when we started to move a majority of the Company’s employees to a remote working environment while seamlessly maintaining our operations. The Company adheres to social distancing policies for those few employees still working in the office, has reduced branch hours and continually provides guidelines to employees to promote healthy habits and ways to stay connected while working remotely.

Customers and Community
To support the Company’s customers and the local community, Silvergate has initiated payment relief for borrowers impacted by COVID-19, and established referral relationships for those seeking assistance under the SBA’s “Paycheck Protection Program” (PPP). The Company has contacted the vast majority of all of the Company’s commercial real estate borrowers to discuss and assess their financial status. Silvergate has instructed the sub-servicer for the Company’s one-to-four family residential mortgages to offer borrower payment deferrals for confirmed hardships related to COVID-19. During this pandemic Silvergate has provided its customers uninterrupted banking access, including through the SEN.
Silvergate partners with various community organizations that address the needs of low to moderate income individuals and small businesses. Recently, the Company donated $45,000 to a number of nonprofit organizations trying to achieve their service missions in the wake of increased demand due to COVID-19, and the Company funded eight $1,000 scholarships for college students who are experiencing housing challenges.
Loan Portfolio
At March 31, 2020, Silvergate’s loans held-for-investment portfolio was $679.4 million, with its largest segments consisting of commercial real estate and one-to-four-family real estate loans. Within the commercial real estate loan portfolio, the Company had $61.9 million of retail loans and $46.1 million of hospitality loans at such date. During the first quarter, the Company recorded a provision for loan losses of $0.4 million and the ratio of the allowance for loan losses to gross loans held-for-investment at March 31, 2020 was 0.96%. The level of the first quarter provision was based on modest increases in loan portfolio balances, Silvergate’s historically strong credit quality and minimal loan charge-offs, and was largely influenced by the low to moderate loan-to-value margins in the Company's commercial and multi-family real estate and single-family residential real estate loans held-for-investment as evidenced by weighted average loan-to-value ratios in the low- to mid-50% range. Although there is significant uncertainly in the current economic environment due to the impact of the COVID-19 pandemic, the Company’s relatively low loan-to-value ratios, along with only modest exposure to the retail and hospitality sectors, provides lower probability of loss in the event of defaults in the Company’s portfolio. The Company will continue to monitor trends in its portfolio segments for any known or probable adverse conditions.
Subsequent to March 31, 2020, the Company began modifying loans by offering payment deferrals for customers experiencing difficulty due to COVID-19. As of April 24, 2020, 29 loans or a total of $109.1 million in loan balances had been modified, with the majority of the modifications for our commercial real estate borrowers. The two sectors that are expected to be most heavily impacted by COVID-19, hospitality and retail, made up $63.7 million of these modifications. As of April 24, 2020, the Company had an additional 26 customers with total loan balances of $27.7 million that were in the process of modification. None of the modified loans met or are expected to meet the criteria of a troubled debt restructuring under the Coronavirus Aid, Relief, and Economic Security Act issued on March 27, 2020 or the interagency statement on loan modifications issued on April 7, 2020 by federal banking agencies.

	As of or for the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$4,393	$3,598	$9,436
Diluted earnings per share	$0.23	$0.19	$0.52
Return on average assets (ROAA)(1)(5)	0.79%	0.67%	1.94%
Return on average equity (ROAE)(1)(5)	7.14%	6.08%	19.53%
Net interest margin(1)(2)	2.86%	2.97%	4.01%
Cost of deposits(1)(3)	0.87%	0.84%	0.08%
Cost of funds(1)(3)	0.94%	0.94%	0.17%
Efficiency ratio(4)(5)	67.98%	72.81%	49.60%
Total assets	$2,310,708	$2,128,127	$1,891,394
Total deposits	$2,002,957	$1,814,654	$1,598,764
Book value per share	$13.11	$12.38	$11.29
Tier 1 leverage ratio	10.98%	11.23%	11.05%
Total risk-based capital ratio	26.05%	26.90%	30.10%
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(1)	Data has been annualized.

(2)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

(3)	Cost of deposits and cost of funds increased beginning in the second quarter of 2019 due to the cost of a hedging strategy discussed in “Balance Sheet —Deposits” in more detail below.

(4)	Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

(5)
In March 2019, the Bank completed the sale of its San Marcos branch and business loan portfolio which generated a pre-tax gain on sale of $5.5 million, or $3.9 million after tax, which significantly positively impacted net income, diluted earnings per share, ROAA, ROAE and efficiency ratio during the first quarter of 2019. See “Non-GAAP Financial Measures” for further information and reconciliation of these metrics.

Digital Currency Initiative
At March 31, 2020, the Company’s digital currency customers increased to 850 from 804 at December 31, 2019, and from 617 at March 31, 2019. At March 31, 2020, Silvergate had over 200 prospective digital currency customer leads in various stages of our customer onboarding process and pipeline. There were 31,405 transactions on the SEN for the three months ended March 31, 2020. In addition, for the three months ended March 31, 2020, $17.4 billion of U.S. dollar transfers occurred on the SEN.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

	(Dollars in millions)
# SEN Transactions	31,405	14,400	7,097
$ Volume of SEN Transfers	$17,372	$9,607	$4,076
Results of Operations, Quarter Ended March 31, 2020
Net Interest Income and Net Interest Margin Analysis
Net interest income totaled $15.5 million for the first quarter of 2020, compared to $15.6 million for the fourth quarter of 2019, and $19.3 million for the first quarter of 2019.
Compared to the fourth quarter of 2019, net interest income decreased $0.2 million due to a decrease of $0.1 million in interest income and an increase of $0.1 million in interest expense.
Average total interest earning assets increased by $88.0 million for the first quarter of 2020 compared to the fourth quarter of 2019 primarily due to increases in interest earning deposits in other banks, which in turn were driven by an increase in noninterest bearing deposits. However, the yield on interest earning assets, primarily the interest earned on deposits in other banks, was impacted by the cumulative effects of the three decreases in the federal funds rate over the last two quarters.
Average interest bearing liabilities decreased $26.5 million for the first quarter of 2020 compared to the fourth quarter of 2019, due to decreased borrowing with the FHLB. The average rate paid on total interest bearing liabilities increased from 3.23% for the fourth quarter of 2019, to 3.51% for the first quarter of 2020, primarily due to the premium expense associated with calling a portion of our brokered certificates of deposit, as described in more detail below.
In March 2019, the Company began implementing a hedging strategy that included purchases of interest rate floors and fixed-rate commercial mortgage-backed securities, primarily funded by callable brokered certificates of deposit. This strategy was intended to protect earnings in a declining interest rate environment. As of December 31, 2019, the Company had purchased $400.0 million in notional amount of interest rate floors, $350.4 million in fixed-rate commercial mortgage-backed securities and issued $325.0 million of callable brokered certificates of deposit related to the hedging strategy.
During the fourth quarter of 2019, the Company called and reissued $237.5 million of the callable brokered certificates of deposit, which resulted in the recognition of $1.6 million of premium amortization in interest expense. In the first quarter of 2020, the Company called $278.3 million and reissued $95.9 million of the callable brokered certificates of deposit, which resulted in the recognition of $2.1 million of premium amortization in interest expense. The outstanding balance of brokered certificates of deposit was $142.6 million as of March 31, 2020. The accelerated impact of premium expense is being offset by lower rates on the newly issued certificates of deposits and overall lower outstanding balance. The weighted average all-in cost of the brokered certificates of deposit was 1.92% as of March 31, 2020, compared to 2.29% as of December 31, 2019.
In the first quarter of 2020, the Company sold $200.0 million of its total $400.0 million notional amount of interest rate floors, which resulted in a net gain of $8.4 million, to be recognized over the weighted average remaining term of 4.1 years. The sale of the floors secured the benefit of lower interest rates at the time of the sale.
Compared to the first quarter of 2019, net interest income decreased $3.8 million, due entirely to an increase of $3.8 million in interest expense, as interest income was essentially unchanged. Average total interest earning assets increased by $227.5 million for the first quarter of 2020 compared to the first quarter of 2019, due to increases in securities and loans offset by decreases in interest earning deposits in other banks. The average yield on total interest earning assets decreased from 4.17% for the first quarter of 2019 to 3.70% for the first quarter of 2020, primarily due to lower yields on interest earning deposits in other banks and securities. The lower yields were due to declines in federal funds rate and LIBOR which was partially offset by the interest rate floors. Average interest bearing liabilities increased $290.8 million for the first quarter of 2020 compared to the first quarter of 2019 due to the issuance of callable brokered certificates of deposit and FHLB advances. The average rate on total interest bearing liabilities increased from 1.30% for the first quarter of 2019 to 3.51% for the first quarter of 2020, primarily due to the callable brokered certificates of deposits associated with our hedging strategy.
Net interest margin for the first quarter of 2020 was 2.86%, compared to 2.97% for the fourth quarter of 2019, and 4.01% for the first quarter of 2019. The decrease in the net interest margin compared to the fourth quarter of 2019 was driven by an increase in interest expense due to slightly higher premium expense associated with calling brokered certificates of deposits and lower yields on interest earning deposit due to declines in the federal funds rate. The net interest margin decrease from the first quarter of 2019 was primarily due to the impact of lower federal funds rates and LIBOR, along with increased FHLB borrowings, partially mitigated by the combined effects associated with the hedging strategy, which included the impacts of calling and reissuing a portion of the brokered callable certificates of deposit, along with the benefit derived from the interest rate floors.

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$234,356	$724	1.24%	$165,685	$685	1.64%	$635,073	$3,797	2.42%
Securities(1)	908,776	6,096	2.70%	905,399	6,117	2.68%	380,403	3,033	3.23%
Loans(2)(3)	1,024,982	13,121	5.15%	1,008,987	13,076	5.14%	925,389	13,111	5.75%
Other	10,746	121	4.53%	10,744	234	8.64%	10,514	122	4.71%
Total interest earning assets	2,178,860	20,062	3.70%	2,090,815	20,112	3.82%	1,951,379	20,063	4.17%
Noninterest earning assets	49,307			46,708			21,104
Total assets	$2,228,167			$2,137,523			$1,972,483
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$441,682	$4,051	3.69%	$449,985	$3,793	3.34%	$201,194	$341	0.69%
FHLB advances and other borrowings	67,229	263	1.57%	85,451	419	1.95%	16,921	142	3.40%
Subordinated debentures	15,818	270	6.87%	15,815	270	6.77%	15,803	264	6.78%
Total interest bearing liabilities	524,729	4,584	3.51%	551,251	4,482	3.23%	233,918	747	1.30%
Noninterest bearing liabilities:
Noninterest bearing deposits	1,436,062			1,335,186			1,531,877
Other liabilities	19,900			16,274			10,699
Shareholders’ equity	247,476			234,812			195,989
Total liabilities and shareholders’ equity	$2,228,167			$2,137,523			$1,972,483
Net interest spread(4)			0.19%			0.59%			2.87%
Net interest income		$15,478			$15,630			$19,316
Net interest margin(5)			2.86%			2.97%			4.01%
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(1)	Securities interest income includes $48,000 of tax-exempt income associated with municipal bonds purchased in the first quarter of 2020.

(2)	Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company recorded a provision for loan losses of $0.4 million for the first quarter of 2020, compared to no provision for the fourth quarter of 2019, and $0.3 million for the first quarter of 2019. The provision in the first quarter of 2020 was due to increases in loan portfolio balances and recalibration of qualitative factors in our allowance for loan losses methodology for certain portfolio segments to reflect current economic conditions at the end of the quarter.
Noninterest Income
Noninterest income for the first quarter of 2020 was $4.9 million, an increase of $1.8 million, or 57.5%, from the fourth quarter of 2019. The primary drivers of this increase were a $1.2 million gain on sale of securities and a $0.9 million gain on extinguishment of debt related to the initiation and settlement of a $64.0 million FHLB five-year term advance during the first quarter of 2020.
Noninterest income for the first quarter of 2020 decreased by $2.9 million, or 37.4%, compared to the first quarter of 2019. Excluding the pre-tax gain on sale of $5.5 million for the San Marcos branch and business loan portfolio that was completed in March 2019, noninterest income increased $2.6 million, or 108.8%. This increase was primarily due to the gain on sale of securities and gain on extinguishment of debt noted above, and by a $0.8 million, or 78.9%, increase in deposit related fees, partially offset by a $0.7 million decrease in service fees related to off-balance sheet deposits.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$382	$388	$366
Service fees related to off-balance sheet deposits	70	183	759
Deposit related fees	1,766	1,487	987
Gain on sale of securities, net	1,197	740	—
Gain on sale of loans, net	506	235	189
Gain on sale of branch, net	—	—	5,509
Gain on extinguishment of debt	925	—	—
Other income	85	97	61
Total noninterest income	$4,931	$3,130	$7,871
Noninterest Expense
Noninterest expense totaled $13.9 million for the first quarter of 2020, an increase of $0.2 million compared to the fourth quarter of 2019, and an increase of $0.4 million compared to the first quarter of 2019.
Noninterest expense increased from the prior quarter due to increases in salaries and employee benefits and communications and data processing, offset by a decrease in professional services expense.
Noninterest expense increased from the first quarter of 2019 due to increases in salaries and employee benefits, communications and data processing and other general and administrative expense, offset by decreases in professional services expense.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$8,955	$8,773	$8,765
Occupancy and equipment	907	861	873
Communications and data processing	1,261	1,149	1,037
Professional services	985	1,198	1,445
Federal deposit insurance	123	33	175
Correspondent bank charges	373	323	279
Other loan expense	122	122	125
Other real estate owned expense	—	90	—
Other general and administrative	1,149	1,111	787
Total noninterest expense	$13,875	$13,660	$13,486
Income Tax Expense
Income tax expense was $1.8 million for the first quarter of 2020, compared to $1.5 million for the fourth quarter of 2019, and $4.0 million for the first quarter of 2019. Our effective tax rate for the first quarter of 2020 was 28.8%, compared to 29.5% for the fourth quarter of 2019, and 29.8% first quarter of 2019.

Balance Sheet
Deposits
At March 31, 2020, deposits totaled $2.0 billion, an increase of $188.3 million, or 10.4%, from December 31, 2019, and an increase of $404.2 million, or 25.3%, from March 31, 2019. Noninterest bearing deposits totaled $1.7 billion (representing approximately 87.1% of total deposits) at March 31, 2020, an increase of $401.6 million from the prior quarter end and a $293.0 million increase compared to March 31, 2019. The increase in total deposits from the prior quarter was driven by an increase in deposit levels from our digital currency customers who maintained excess capital with Silvergate as a result of the dislocation taking place in the digital currency markets during March. The increase in total deposits from March 31, 2019 includes a net increase of $141.3 million in callable brokered certificates of deposit associated with the hedging strategy, as well as changes in deposit levels related to our digital currency customers.
The weighted average cost of deposits for the first quarter of 2020 was 0.87%, compared to 0.84% for the fourth quarter of 2019, and 0.08% for the first quarter of 2019. The increase in the weighted average cost of deposits compared to the first quarter of 2019 was driven by the accelerated premium expense associated with the call and reissuance of brokered certificates of deposit in the first quarter of 2020. As a result of declining interest rates, a portion of the brokered certificates of deposit were called and partially reissued at lower rates in the fourth quarter of 2019 and the first quarter of 2020. The outstanding balance of callable brokered certificates of deposit as of March 31, 2020 was $142.6 million, with unamortized premium of $1.3 million, and an average maturity of 5.0 years. These certificates of deposit are initially callable within three months after issuance, and monthly thereafter. All callable brokered certificates of deposit have call dates prior to June 30, 2020.

	Three Months Ended
	March 31, 2020		December 31, 2019		March 31, 2019
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$1,436,062	—	$1,335,186	—	$1,531,877	—
Interest bearing accounts:
Interest bearing demand accounts	51,551	0.13%	50,095	0.13%	51,563	0.14%
Money market and savings accounts	81,670	0.97%	83,199	1.00%	120,272	0.72%
Certificates of deposit:
Brokered certificates of deposit	306,828	5.02%	314,262	4.49%	—	—
Other	1,633	0.99%	2,429	1.23%	29,359	1.52%
Total interest bearing deposits	441,682	3.69%	449,985	3.34%	201,194	0.69%
Total deposits	$1,877,744	0.87%	$1,785,171	0.84%	$1,733,071	0.08%

Demand for new deposit accounts is generated by our banking platform for innovators that includes the SEN, which is enabled through our proprietary API and cash management solutions. These tools enable our clients to grow their business and scale operations. The following table sets forth a breakdown of our digital currency customer base and the deposits held by such customers at the dates noted below:

	March 31, 2020		December 31, 2019		March 31, 2019
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	61	$599	60	$527	44	$517
Institutional investors	541	715	509	432	417	512
Other customers	248	379	235	286	156	291
Total	850	$1,693	804	$1,246	617	$1,320
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(1)	Total deposits may not foot due to rounding.
Loan Portfolio
Total loans held-for-investment were $686.0 million at March 31, 2020, an increase of $15.2 million, or 2.3%, from December 31, 2019, and an increase of $67.8 million, or 11.0%, from March 31, 2019.

	March 31, 2020	December 31, 2019	March 31, 2019

	(Dollars in thousands)
Real estate loans:
One-to-four family	$202,214	$193,367	$196,131
Multi-family	76,721	81,233	42,748
Commercial	325,116	331,052	317,851
Construction	10,034	7,213	4,117
Commercial and industrial	15,948	14,440	10,163
Consumer and other	154	122	11
Reverse mortgage	1,431	1,415	1,762
Mortgage warehouse	51,596	39,247	42,788
Total gross loans held-for-investment	683,214	668,089	615,571
Deferred fees, net	2,760	2,724	2,594
Total loans held-for-investment	685,974	670,813	618,165
Allowance for loan losses	(6,558)	(6,191)	(6,990)
Total loans held-for-investment, net	$679,416	$664,622	$611,175
Total loans held-for-sale	$435,023	$375,922	$234,067
Loans held-for-sale included $435.0 million, $365.8 million and $210.2 million of mortgage warehouse loans at March 31, 2020, December 31, 2019, and March 31, 2019, respectively.
Asset Quality and Allowance for Loan Losses
At March 31, 2020, our allowance for loan losses was $6.6 million, compared to $6.2 million at December 31, 2019, and $7.0 million at March 31, 2019. The ratio of the allowance for loan losses to gross loans held-for-investment at March 31, 2020 was 0.96%, compared to 0.93% and 1.14% at December 31, 2019 and March 31, 2019, respectively.
Nonperforming assets totaled $5.1 million, or 0.22% of total assets, at March 31, 2020, a decrease of $0.9 million from $6.0 million, or 0.28% of total assets at December 31, 2019. Nonperforming assets decreased $2.2 million, from $7.4 million, or 0.39% of total assets, at March 31, 2019.

	March 31, 2020	December 31, 2019	March 31, 2019

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$5,126	$5,909	$7,336
Troubled debt restructurings	$1,610	$1,791	$507
Other real estate owned, net	—	$128	$31
Nonperforming assets	$5,126	$6,037	$7,367

Asset Quality Ratios:
Nonperforming assets to total assets	0.22%	0.28%	0.39%
Nonperforming loans to gross loans(1)	0.75%	0.88%	1.19%
Nonperforming assets to gross loans and other real estate owned(1)	0.75%	0.90%	1.20%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.01%	0.00%
Allowance for loan losses to gross loans(1)	0.96%	0.93%	1.14%
Allowance for loan losses to nonperforming loans	127.94%	104.77%	95.28%
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(1)	Loans exclude loans held-for-sale at each of the dates presented.
Securities
Securities available-for-sale increased $66.6 million, or 7.4%, from $897.8 million at December 31, 2019, and increased $502.0 million, or 108.6%, from $462.3 million at March 31, 2019, to $964.3 million at March 31, 2020. The increase in the Company’s securities portfolio over the previous year was substantially due to the implementation of the hedging strategy and the purchase of high quality available-for-sale securities. During the first quarter of 2020 the Company sold $12.8 million of fixed-rate commercial mortgage-backed securities and realized a gain on sale of $1.2 million. The Company reinvested the proceeds from these sales and purchased $15.3 million of fixed-rate commercial mortgage-backed securities. In addition, during the first quarter of 2020, the Company purchased $85.8 million of highly rated tax-exempt municipal bonds. These municipal bonds are all general obligation or revenue bonds that are fixed rate and have call dates within 10 years.
Capital Ratios
At March 31, 2020, the Company’s ratio of common equity to total assets was 10.59%, compared with 10.86% at December 31, 2019, and 10.63% at March 31, 2019. At March 31, 2020, the Company’s book value per share was $13.11, compared to $12.38 at December 31, 2019, and $11.29 at March 31, 2019.
At March 31, 2020, the Company had a tier 1 leverage ratio of 10.98%, common equity tier 1 capital ratio of 23.75%, tier 1 capital ratio of 25.36% and total capital ratio of 26.05%.
At March 31, 2020, the Bank had a tier 1 leverage ratio of 10.33%, common equity tier 1 capital ratio of 23.86%, tier 1 capital ratio of 23.86% and total capital ratio of 24.55%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

Capital Ratios(1)	March 31, 2020	December 31, 2019	March 31, 2019
The Company
Tier 1 leverage ratio	10.98%	11.23%	11.05%
Common equity tier 1 capital ratio	23.75%	24.52%	27.09%
Tier 1 risk-based capital ratio	25.36%	26.21%	29.16%
Total risk-based capital ratio	26.05%	26.90%	30.10%
Common equity to total assets	10.59%	10.86%	10.63%
The Bank
Tier 1 leverage ratio	10.33%	10.52%	10.52%
Common equity tier 1 capital ratio	23.86%	24.55%	27.84%
Tier 1 risk-based capital ratio	23.86%	24.55%	27.84%
Total risk-based capital ratio	24.55%	25.24%	28.79%
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(1)	March 31, 2020 capital ratios are preliminary.
Conference Call and Webcast
The Company will host a conference call on Wednesday, April 29, 2020 at 11:00 a.m. (Eastern Time) to present and discuss first quarter 2020 results. The conference call can be accessed live by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, and requesting to be joined to the Silvergate Capital Corporation First Quarter 2020 Earnings Conference Call. A replay will be available starting at 2:00 p.m. (Eastern Time) on April 29, 2020 and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13701393. The replay will be available until 11:59 p.m. (Eastern Time) on May 13, 2020.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergatebank.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation is a registered bank holding company for Silvergate Bank, headquartered in La Jolla, California. Silvergate Bank is a commercial bank that opened in 1988, has been profitable for 22 consecutive years, and has focused its strategy on creating the banking platform for innovators, especially in the digital currency industry, and developing product and service solutions addressing the needs of entrepreneurs. The Company’s assets consist primarily of its investment in the Bank and the Company’s primary activities are conducted through the Bank. The Company is subject to supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank is subject to supervision by the California Department of Business Oversight, Division of Financial Institutions and, as a Federal Reserve member bank, the Federal Reserve. The Bank’s deposits are insured up to legal limits by the Federal Deposit Insurance Corporation.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Jamie Lillis / Shannon Devine
(858) 200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In Thousands) (Unaudited)

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
ASSETS
Cash and due from banks	$2,778	$1,579	$4,098	$2,036	$3,865
Interest earning deposits in other banks	163,422	132,025	156,160	339,325	529,159
Cash and cash equivalents	166,200	133,604	160,258	341,361	533,024
Securities available-for-sale, at fair value	964,317	897,766	909,917	920,481	462,330
Securities held-to-maturity, at amortized cost	—	—	—	63	70
Loans held-for-sale, at lower of cost or fair value	435,023	375,922	311,410	235,834	234,067
Loans held-for-investment, net of allowance for loan losses	679,416	664,622	691,990	684,410	611,175
Federal home loan and federal reserve bank stock, at cost	10,269	10,264	10,264	10,264	10,264
Accrued interest receivable	6,344	5,950	5,875	6,296	5,474
Other real estate owned, net	—	128	81	112	31
Premises and equipment, net	3,406	3,259	3,224	3,276	3,195
Operating lease right-of-use assets	4,210	4,571	4,927	5,280	4,476
Derivative assets	33,506	23,440	30,885	25,698	3,392
Low income housing tax credit investment	927	954	981	1,008	1,015
Deferred tax asset	—	—	—	—	3,153
Other assets	7,090	7,647	7,032	7,951	19,728
Total assets	$2,310,708	$2,128,127	$2,136,844	$2,242,034	$1,891,394
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$1,745,219	$1,343,667	$1,394,433	$1,549,886	$1,452,191
Interest bearing accounts	257,738	470,987	453,662	388,764	146,573
Total deposits	2,002,957	1,814,654	1,848,095	1,938,650	1,598,764
Federal home loan bank advances	30,000	49,000	20,000	—	—
Other borrowings	—	—	—	53,545	57,135
Notes payable	—	3,714	4,000	4,286	4,286
Subordinated debentures, net	15,820	15,816	15,813	15,809	15,806
Operating lease liabilities	4,515	4,881	5,237	5,581	4,762
Accrued expenses and other liabilities	12,664	9,026	13,085	9,415	9,504
Total liabilities	2,065,956	1,897,091	1,906,230	2,027,286	1,690,257
Commitments and contingencies
Preferred stock	—	—	—	—	—
Class A common stock	184	178	167	166	166
Class B non-voting common stock	3	9	12	12	12
Additional paid-in capital	132,336	132,138	125,573	125,599	125,684
Retained earnings	96,703	92,310	88,712	82,056	76,900
Accumulated other comprehensive income (loss)	15,526	6,401	16,150	6,915	(1,625)
Total shareholders’ equity	244,752	231,036	230,614	214,748	201,137
Total liabilities and shareholders’ equity	$2,310,708	$2,128,127	$2,136,844	$2,242,034	$1,891,394

SILVERGATE CAPITAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Data) (Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest income
Loans, including fees	$13,121	$13,076	$13,111
Taxable securities	6,048	6,117	3,033
Tax-exempt securities	48	—	—
Other interest earning assets	724	685	3,797
Dividends and other	121	234	122
Total interest income	20,062	20,112	20,063
Interest expense
Deposits	4,051	3,793	341
Federal home loan bank advances	227	374	—
Notes payable and other	36	45	142
Subordinated debentures	270	270	264
Total interest expense	4,584	4,482	747
Net interest income before provision for loan losses	15,478	15,630	19,316
Provision for loan losses	367	—	267
Net interest income after provision for loan losses	15,111	15,630	19,049
Noninterest income
Mortgage warehouse fee income	382	388	366
Service fees related to off-balance sheet deposits	70	183	759
Deposit related fees	1,766	1,487	987
Gain on sale of securities, net	1,197	740	—
Gain on sale of loans, net	506	235	189
Gain on sale of branch, net	—	—	5,509
Gain on extinguishment of debt	925	—	—
Other income	85	97	61
Total noninterest income	4,931	3,130	7,871
Noninterest expense
Salaries and employee benefits	8,955	8,773	8,765
Occupancy and equipment	907	861	873
Communications and data processing	1,261	1,149	1,037
Professional services	985	1,198	1,445
Federal deposit insurance	123	33	175
Correspondent bank charges	373	323	279
Other loan expense	122	122	125
Other real estate owned expense	—	90	—
Other general and administrative	1,149	1,111	787
Total noninterest expense	13,875	13,660	13,486
Income before income taxes	6,167	5,100	13,434
Income tax expense	1,774	1,502	3,998
Net income	4,393	3,598	9,436
Basic earnings per share	$0.24	$0.20	$0.53
Diluted earnings per share	$0.23	$0.19	$0.52
Weighted average shares outstanding:
Basic	18,668	18,336	17,818
Diluted	19,117	18,779	18,258

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
This earnings release includes certain non-GAAP financial measures for the three months ended March 31, 2020 and 2019, in order to present our results of operations for that period on a basis consistent with our historical operations. On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement with HomeStreet Bank to sell the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. This transaction, which was completed in March 2019, generated a pre-tax gain on sale of $5.5 million. Management believes that these non-GAAP financial measures provide useful information to investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP.

	Three Months Ended March 31,
	2020	2019

	(Dollars in thousands)
Net income
Net income, as reported	$4,393	$9,436
Adjustments:
Gain on sale of branch, net	—	(5,509)
Tax effect(1)	—	1,574
Adjusted net income	$4,393	$5,501

Noninterest income / average assets(2)
Noninterest income	$4,931	$7,871
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted noninterest income	4,931	2,362
Average assets	2,228,167	1,972,483
Noninterest income / average assets, as reported	0.89%	1.62%
Adjusted noninterest income / average assets	0.89%	0.49%

Return on average assets (ROAA)(2)
Adjusted net income	$4,393	$5,501
Average assets	2,228,167	1,972,483
Return on average assets (ROAA), as reported	0.79%	1.94%
Adjusted return on average assets	0.79%	1.13%

Return on average equity (ROAE)(2)
Adjusted net income	$4,393	$5,501
Average equity	247,476	195,989
Return on average equity (ROAE), as reported	7.14%	19.53%
Adjusted return on average equity	7.14%	11.38%

Efficiency ratio
Noninterest expense	$13,875	$13,486
Net interest income	15,478	19,316
Noninterest income	4,931	7,871
Total net interest income and noninterest income	20,409	27,187
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted total net interest income and noninterest income	20,409	21,678
Efficiency ratio, as reported	67.98%	49.60%
Adjusted efficiency ratio	67.98%	62.21%
________________________

(1)	Amount represents the total income tax effect of the adjustment, which is calculated based on the applicable marginal tax rate of 28.58%.

(2)	Data has been annualized.